ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of December __, 2011 (the “Effective Date”), by and between CASTLE CREEK SILVER INC., a Idaho corporation (“Assignor”), FIRST COLOMBIA GOLD CORP., a Nevada corporation (“Assignee”) and ROBERT EBISCH (“Vendor”).

RECITALS:

A.
Assignor and Vendor are parties to the Option to Purchase and Royalty Agreement dated July 15, 2011 (the “Option Agreement”), for Assignor’s option to acquire an undivided 100% of the right, title and interest of Vendor in and to the PB 7, 9, 11, 12, 23, 25, 27, and 29 lode mining claims (IMC #’s, respectively, 196852, 196854, 196856, 196857, 196866, 196867, 196868, and 196869), situated in Owyhee County, Idaho, (hereinafter together with any form of successor or substitute mineral tenure called the “Property”). A copy of the Option Agreement is attached to this Agreement as Exhibit A.

B.	Assignor desires to assign its interest in the Option Agreement to Assignee and Assignee desires to assume Assignor’s obligations under the Option Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, the parties agree as follows:

1.	Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest, in, to and under the Option Agreement.

2.
Assumption by Assignee. Assignee assumes the assignment of the Option Agreement from Assignor and agrees to be bound, to the extent that Assignor was bound, under the terms and conditions of the Option Agreement. Assignee agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of Assignor arising under the Option Agreement. Notwithstanding any of the provisions of this Agreement to the contrary, the parties specifically agree that Assignee will not be responsible for rectifying environmental damage, if any, sustained on the Property prior to the Effective Date.

3.
Consideration. In consideration for this Agreement, Assignee shall pay Assignor an amount equal to (a) $50,000 within five days of Effective Date payable at Assignor’s option in cash or in 1,000,000 restricted shares of Assignor common stock, par value $0.00001, based on the conversion price of $0.05 per share; (b) $50,000 cash payable within twelve (12) months of the Effective Date; and (c) a one percent (1%) net smelter return (“NSR”) to Assignor from the sale of any ore produced from the Property.  At any time from the Effective Date, Assignee shall have the right to acquire the 1% NSR payable to Assignor under Section 3(c) hereof for $250,000.

4.	Representations and Warranties: Assignor and Vendor. Assignor and Vendor represents and warrants to Assignee as of the Effective Date as follows:

(a)
Neither Assignor nor Vendor are in default under the Option Agreement.  No state of facts exist which, with or without the passage of time or the giving of notice, or both, would constitute a default under the Option Agreement by either Assignor or Vendor.

(b)	All of Assignor’s and Vendor’s obligations under the Option Agreement required to be performed as of the Effective Date have been performed.

(c)	The execution, delivery and performance of this Agreement have been duly authorized by each of Assignor and Vendor.

(d)
The mineral claims comprising the Property have been duly and validly located pursuant to the laws of the State of Idaho and are recorded in the name set out on the attached Exhibit B, and are in good standing in the office of the county recorder on the date hereof.

(e)
There is no adverse claim or challenge against or to the ownership of or title to the Property, nor to Assignor’s or Vendor’s knowledge is there any basis therefor, and, except for the Option Agreement being transferred and assigned by Assignor to Asignee hereunder, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(f)
There are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon.

(g)
The consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, any indenture, agreement or other instrument whatsoever to which Assignor or Vendor is a party or by which Assignor or Vendor is bound or to which Assignor or Vendor may be subject.

(h)
There are no proceedings are pending for, and Assignor and Vendor are not aware of any basis for the institution of any proceedings leading to, the placing of Assignor or Vendor in bankruptcy or subject to any laws governing the affairs of insolvent persons

5.	Representations and Warranties: Assignee. Assignee represents and warrants to Assignor and Vendor as of the Effective Date as follows:

(a)	The execution, delivery and performance of this Agreement by Assignee have been duly authorized by Assignee.

6.	Indemnification.

(a)
Assignor and Vendor, jointly and severally, hereby agree to indemnify, defend and hold harmless Assignee, and its partners, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to (i) the breach by Assignor or Vendor of any of the representations, warranties, obligations, terms or covenants of Assignor or Vendor, under or pursuant to the Option Agreement, which obligations, terms or covenants accrued prior to the date hereof or (ii) any breach or inaccuracy of any representation or warranty made by Assignor or Vendor under Section 4 hereunder.

(b)
Assignee hereby agrees to indemnify, defend and hold harmless Assignor and Vendor, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any breach or inaccuracy of any representation or warranty made by Assignee under Section 5 hereunder.

7.
Further Assurances.  The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.

8.
Survival of Provisions. The representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the closing of the transactions contemplated by this Agreement and this assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

9.
Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the transactions contemplated in this Agreement. There are no agreements, representations or warranties between the parties, other than those set forth or provided for in this Agreement.

10.	Governing Law. This Agreement and the rights of the parties under this Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

11.
Attorneys’ Fees. In the event any party to this Agreement initiates litigation to enforce the terms of this Agreement or the Option Agreement, the prevailing party in the action shall be reimbursed by the other party or parties for any and all costs incurred by the prevailing party in prosecuting the action, including (without limitation) attorneys’ fees, filings fees and court costs.

12.	Counterparts. This Agreement may be executed in counterparts which, when integrated, shall constitute one original of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first written above.

Assignor:	Assignee:

CASTLE CREEK SILVER INC.	FIRST COLOMBIA GOLD CORP.

By: /s/ Camilo Velasquez	By: /s/ Tony Langford
Name: Camilo Velasquez	Name: Tony Langford
Title: Director	Title: Chief Financial Officer

Vendor:

/s/ ROBERT EBISCH
ROBERT EBISCH

EXHIBIT A

OPTION TO PURCHASE AND ROYALTY AGREEMENT
BETWEEN
CASTLE CREEK SILVER INC.
AND
ROBERT EBISCH

OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 15 day of July 15, 2011

BETWEEN:

Robert Ebisch (100% owner) of 3049 Indiana Street, Golden, CO. 80401

(hereinafter called the "Vendor")

OF THE FIRST PART
AND:

Castle Creek Silver Inc., a company duly incorporated under the laws of the state of Idaho, whose mailing address is P.O Box 1227, Wallace, Idaho, 83873

(hereinafter called "CCS")

OF THE SECOND PART

WHEREAS:

A.           The Vendor is the beneficial owner of 100% of the right, title and interest in and to the PB 7, 9, 11, 12, 23, 25, 27, and 29 lode mining claims (IMC #’s, respectively, 196852, 196854, 196856, 196857, 196866, 196867, 196868, and 196869), situated in Owyhee County, Idaho, (hereinafter together with any form of successor or substitute mineral tenure called the "Property");

B.           The parties now wish to enter into an agreement granting to CCS the exclusive right and option to acquire an undivided 100% of the right, title and interest of the Vendor in and to the Property on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

(a)	"Approval Date" means July 15,2011,

(b)	"Area of Mutual Interest" has the meaning set forth in Section 15;

(c)	"dollars" means legal currency of the United States of America;

(d)
"Exploration Expenditures" shall include all expenditures and costs made or incurred by CCS or its affiliates or assigns relating directly or indirectly to the Property, including without limitation all expenditures and costs made or incurred: in doing geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays, audits and/or surveys; in linecutting, mapping, trenching and staking; in searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals; in doing diamond and other drilling; in obtaining, providing, erecting, mining and milling including, without limitation, installing and operating mining plant, milling or other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and/or equipment; in construction of access roads and other facilities on or for the benefit of the Property or any part thereof, in transporting personnel, supplies, mining, milling or other treatment plant, buildings, machinery, tools, appliances or equipment in, to or from the Property or any part thereof, in paying reasonable wages and salaries (including "fringe benefits") of personnel directly engaged in performing work on or with respect to the Property; in payment of assessments or contributions under applicable employment legislation relating to workers' compensation, unemployment insurance and other applicable legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining and maintaining any insurance; in the management of and accounting for work and providing supervisory, legal, accounting, consulting and other contract or professional services or facilities relating to work performed or to be performed hereunder, in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof or interest therein pursuant to this Agreement and to keep the Property or any part thereof in good standing; in acquiring access and surface rights to the Property; in carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples' claims, requirements or matters; in carrying out any requirements or prerequisites in order to obtain and obtaining all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental permits, approvals or consents; in carrying out reclamation or remediation; in improving, protecting, or perfecting title in the Property or any part thereof, in carrying out mineral, soil, water, air or other testing; in preparing engineering, geological, financing, marketing or environmental studies and/or reports and test work related thereto; and in preparing one or more feasibility studies including any work or reports preliminary or supplementary thereto.

Where Exploration Expenditures are charged CCS by an affiliate of CCS for services rendered by such affiliate, such Exploration Expenditures shall not exceed the fair market value of the services rendered.

CCS shall be entitled to include in Exploration Expenditures a charge for management supervision and administrative services of CCS equal to:

(i)	ten percent (10%) of all expenditures and costs made or incurred by CCS under each contract with a third party involving an expenditure in excess of $100,000; and

(ii)	fifteen percent (15%) of all other expenditures and costs made or incurred by CCS on the Property or pursuant to this Agreement.

The certificate of an officer of CCS or its affiliate setting forth the Exploration Expenditures incurred by CCS in reasonable detail shall be primafacie evidence of the same.

(e)           "Mineral Products" means the products derived from operating the Property as a mine;

(f)
"Net Smelter Returns" means the proceeds received by CCS from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i)	the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport;

(ii)	smelting and refining charges including penalties;

(iii)	marketing costs;

(g)	"Option" means the option granted by the Vendor to CCS pursuant to Section 3;

(h)
"Operating the Property as a mine” or “Operation of the Property as a mine” means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Property;

(i)	"Property" means those claims listed on page 1 of this Agreement together with any land included by operation of the "Area of Mutual Interest" provision set out in Section 15; and

(j)	"Royalty" means the royalty to be paid by CCS to the Vendor pursuant to Subsection 9.1.

2.	REPRESENTATIONS AND WARRANTIES

2.1	CCS represents and warrants to the Vendor that:

(a)	it is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which CCS is a party; and

(d)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2	The Vendor represents and warrants to CCS:

(a)
the Property has been duly and validly staked,  has been recorded, is accurately described on page 1 of this agreement, and is presently in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, is free and clear of all liens, charges and encumbrances;

(b)
the Vendor is the sole beneficial owner of a 100% interest in and to the Property and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Property in accordance with the terms of this Agreement;

(c)	the Vendor is the registered owner of the Property;

(d)
no person, firm or corporation has any proprietary or possessory interest in the Property other than the Vendor and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(e)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Vendor is a party or by which he is bound;

(f)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by CCS and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1
The Vendor hereby gives and grants to CCS the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of the Vendor in and to the Property, Vendor receiving the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

(a)	cash payments as stipulated in the following schedule plus five per cent (5%) of any joint-venture and buyout payments (hereafter referred to as JV&BP) as set out below:

(i)        $2,500 on or before January 31, 2012;

(ii)       $2,500 on or before September 15, 2012, plus 5% of any JV&BP;

(iii)      $5,000 on or before September 15, 2013, plus 5% of any JV&BP;

(iv)      $10,000 on or before September 15, 2014, plus 5% of any JV&BP;

(v)       $15,000 on or before September 15, 2015, plus 5% of any JV&BP;

(vi)      $20,000 on or before September 15, 2016, plus 5% of any JV&BP;

(vii)     $25,000 on or before September 15, 2017, plus 5% of any JV&BP

(b)	Exploration Expenditures of an aggregate of not less than $210,000 to be incurred by CCS on the Property as follows:

(i)	on or before April 15, 2012 - $10,000;

(ii)	on or before September 15, 2012 - $20,000 in the aggregate;

(iii)	on or before September 15, 2013 - $100,000 in the aggregate; and

(iv)	on or before September 15, 2014 - $210,000 in the aggregate.

(c)	CCS will also be responsible for the payment of the filing fees as of the date of this agreement and during the term of this agreement.,.

3.2	In addition to the cash payments, Exploration Expenditures, and initial filing fees set out in Section 3.1 above, CCS shall, in order to maintain its interest in the Property:

(a)
make advance Royalty payments to the Vendor, commencing on September 15, 2015 and continuing on the 15th day of September each and every year thereafter for so long as CCS or its assigns retains its interest in the Property, of $25,000 per year plus 5% of any JV&BP; and

(b)	subject to Section 3.3, incur a minimum of $100,000 of annual Exploration Expenditures on the Property on or before September 15th each and every year after September 15, 2015.

3.3
Any Exploration Expenditures incurred in a particular period in excess of the minimum Exploration Expenditures required to be incurred during that particular period may be carried forward and included as Exploration Expenditures in any subsequent period, it being the intent of the parties that the Exploration Expenditures are cumulative.

4.	RIGHT OF ENTRY

4.1	During the currency of this Agreement, CCS, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as CCS in its sole discretion may consider advisable;

(d)           bring and erect upon the Property such facilities as CCS may consider advisable.

5.	TERMINATION

5.1
Subject to Section 19.1, this Agreement and the Option will terminate at the discretion of Castle Creek Silver, Inc. The property, if abandoned by Castle Creek Silver, Inc., will be returned to the vendor with the claims in good standing for a minimum of one year beyond the date of postmark on the termination notification.

6.	COVENANTS OF THE VENDOR

6.1	During the currency of this Agreement and the Option, the Vendor will:

(a)	not do any act or thing which would or might in any way adversely affect the rights of CCS hereunder;

(b)
make available to CCS and its representatives all records and files in the possession of the Vendor relating to the Property and permit CCS and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)	promptly provide CCS with any and all notices and correspondence from government agencies in respect of the Property.

7.	COVENANTS OF CCS

7.1	During the currency of this Agreement and the Option, CCS will:

(a)
keep the Property free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard, including claim maintenance payments;

(b)
permit the Vendor, or their representatives duly authorized by them in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by CCS in connection with work done on or with respect to the Property;

(c)
conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable Federal, State and local laws, rules, orders and regulations, and indemnify and save the Vendor harmless from any and all claims, suits, actions made or brought against it as a result of work done by CCS on or with respect to the Property;

(d)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

(e)	be responsible for satisfying all bonding requirements for work to be carried out on the Property and assume liability for all environmental damage and reclamation work required on the property.

8.	EXERCISE OF OPTION

8.1
Once CCS has incurred Exploration Expenditures of a minimum of $210,000 as set out in Subsection 3.1(b) and made the payments totalling $80,000 plus any stipulated JV&BP payments as set out in Subsection 3.1(a), CCS will, subject to the right of the Vendor to receive the Royalty (including the annual advance Royalty payments and 5% of any JV&BP payments as set out in Subsection 3.1 and 3.2), own an undivided 100% of the Vendor's right, title, and interest in and to the Property.

9.	ROYALTY

9.1	CCS will pay to the Vendor an annual royalty equal to two percent (2.0%) of Net Smelter Returns, subject to Section 9.4.

9.2
After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 15th day of September and expiring on the 14th day of September in any year during which production occurs.  Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by CCS and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit.  All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of CCS in respect thereof if such payments or calculations thereof are not disputed by the Vendor within 60 days after receipt by the Vendor of the said audit statement.  CCS will maintain accurate records relevant to the determination of Net Smelter Returns and the Vendor, or his authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3
The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Property except that CCS will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided CCS will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Property.  CCS will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Property.  The Vendor or her authorized agents will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

9.4           CCS shall have the right to purchase the Royalty as follows:

(a)
up until September 15, 2017, CCS may purchase one (1) NSR Royalty percentage point and reduce the Royalty to 1.0% NSR by paying the Vendor $250,000, provided that any payments made by CCS to the Vendor pursuant to paragraphs 3.1(a) and 3.2(a) shall be credited to and form part of the $250,000 purchase price; and

(b)
CCS may purchase the entire Royalty (2% NSR) at any time prior to September 15, 2014 by paying the Vendor the $750,000. If the $500,000 payment for purchase of the 1% NSR seen in 9.4 (a) has been made previously, the payment due in 9.4 (b) will be reduced by $500,000. The payment will also be reduced by cumulative Advance Royalty payments.

9.5
All cash payments made by CCS to the Vendor pursuant to paragraphs 3.1(a) and 3.2(a) shall be treated as advance Royalty payments and shall be credited against and deducted from actual Royalty payments as they become due until such time as CCS has received credit for the full amount of such advance Royalty payments.

10.	OBLIGATIONS OF CCS AFTER TERMINATION

10.1	In the event of the termination of the Option, CCS will:

(a)
leave the Property in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)
deliver to the Vendor within 90 days of their written request a comprehensive report on all work carried out by CCS on the Property (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by CCS with respect to the Property;

(c)
have the right, and obligation on demand made by the Vendor, to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of CCS provided that at the option of the Vendor, any or all of facilities not so removed will become the property of the Vendor; and

(d)	deliver to the Vendor a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of the Vendor, or their nominee.

11.	REGISTRATION OF AGREEMENT

11.1	CCS or the Vendor will have the right at any time to register this Agreement or a Memorandum thereof against title to the Property.

12.	DISPOSITION OF PROPERTY

12.1
CCS may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that, at any time, CCS has first obtained the consent in writing of the Vendor, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to the Vendor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant with the Vendor by such transferee to perform all the obligations of CCS to be performed under this Agreement in respect of the interest to be acquired by it from CCS, and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 12.1.

12.2
The provisions or Section 12.1 of this Agreement will not prevent CCS from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

13.	ABANDONMENT OF PROPERTY

13.l
CCS shall have the unfettered right at any time to abandon all or any part of its interest in the Property by delivering a notice in writing of its intention to do so to the Vendor, such notice to list the part or parts of the Property to be abandoned, and if within 90 days of receipt of such notice the Vendor delivers to CCS a notice (“Reacquisition Notice”) stating their intention to reacquire all or part or parts of the Property, CCS will deliver to the Vendor duly executed recordable transfers of its interest in such part or parts of the Property as the Vendor has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of CCS or its agents or subcontractors hereunder.

14.	CONFIDENTIAL NATURE OF INFORMATION

14.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

15.           AREA OF MUTUAL INTEREST

15.1
An area of mutual interest located within one (1) mile of the existing exterior boundaries of the Property (defined by claims PB 7, 9, 11, 12, 23, 25, 27,  and 29) is hereby established, (which area is hereinafter called the “AMI”). By signing this Agreement, CCS and the Vendor hereby covenant and agree each with the other that any property interest or mineral rights which may be acquired by either of them located wholly or partially within the AMI shall become a part of the Property and be subject to this Agreement. If either CCS or the Vendor acquires an interest as aforesaid, it shall notify the other in writing of the extent of the interest acquired. The notified party shall have sixty (60) days following receipt by it of the foregoing notification to elect in writing to have the property or mineral interest included within the terms of this Agreement. If the notified party does not so elect in writing within the sixty (60) day period, the acquiring party shall be entitled to acquire the mineral or property interest for its own account and such interest will not be part of the Property and will not be subject to the terms of this Agreement.

16.           FURTHER ASSURANCES

16.1
The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

17.	NOTICE

17.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)        if to CCS

Castle Creek Silver
P.O Box 1227, Wallace,Id 83873
(b)       if to the Vendor

3049 Indiana Street
Golden, CO. 80401
Attn:   Robert Ebisch

17.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3
Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

18.	HEADINGS

18.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

19.           DEFAULT

19.1
If any party (a "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.	PAYMENT

20.1
All references to monies hereunder will be in United States funds except where otherwise designated.  All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks as such party may designate from time to time by written notice.  Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

21.	ENUREMENT

21.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.           TERMS

22.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the state of Idaho.

23.           FORCE MAJEURE

23.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

23.2
All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Section 23.1.

23.3
A party relying on the provisions of Section 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

24.           ENTIRE AGREEMENT

24.1
This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

25.           OPTION ONLY

25.1
This Agreement provides for an option only, and except for the initial cash payment of $2,500 set out in paragraphs 3.1(a)(i) hereof ( which is a firm commitment), nothing herein contained shall be construed as obligating CCS to do any acts or make any payment hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating CCS to do any further act or make any further payment.

26.	CONDITION PRECEDENT

26.1        The obligations of CCS under this Agreement are first subject to company approval

27.	TIME OF ESSENCE

27.1         Time will be of the essence in this Agreement.

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28.	ENFORCEMENT OF AGREEMENT

28.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each others interest

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed, sealed and delivered by
Robert Ebisch in the presence of:

____________________________________
Name of Witness

____________________________________
Address of Witness

____________________________________
Date

	) ) ) ) ) ) ) ) ) ) )	/s/ ROBERT EBISCH ROBERT EBISCH
CCS /s/ Camilo Velasquez Camilo Velasquez Authorized Signatory ____________________________________ Authorized Signatory	) ) ) ) ) ) ) ) ) )	c/s

EXHIBIT B

The following are a description of the mineral claims for which an option to acquire Vendor’s undivided 100% of the right, title and interest in such mineral claims, all of which are situated in Owyhee County, Idaho, have been transferred and assigned to Assignee by way of an assignment of all of Assignor’s right, title and interest, in, to and under the Option Agreement.

Title Number	Status	Titleholder	% Ownership
196852	Current	Robert Ebisch	100%
196854	Current	Robert Ebisch	100%
196856	Current	Robert Ebisch	100%
196857	Current	Robert Ebisch	100%
196866	Current	Robert Ebisch	100%
196867	Current	Robert Ebisch	100%
196868	Current	Robert Ebisch	100%
196869	Current	Robert Ebusch	100%

B - 1